United States
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                     COMMISSION FILE NO.:  2-99673


                   LINCAM PROPERTIES LTD. SERIES 85
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)


        125 South Wacker Drive, Suite 3100, Chicago, IL  60606
--------------------------------------------------------------------------
(Address and telephone number of registrant's principal executive offices)


                                 NONE
       (Title of each class of securities covered by this Form)


                                 NONE
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X ]      Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(ii)   [   ]
     Rule 12g-4(a)(2)(ii)   [   ]      Rule 15d-6             [   ]
     Rule 12h-3(b)(1)(i)    [   ]

     Approximate number of holders of record as of the certification or notice date:

                            REFER TO NOTE 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, LINCAM PROPERTIES LTD. SERIES 85 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                      LINCAM PROPERTIES LTD. SERIES 85

                      By:         LINCAM PROPERTIES, INC.
                                  Corporate General Partner


                                  By:  /S/ CHARLES C. KRAFT
                                       Charles C. Kraft, Treasurer,
                                       Principal Financial Officer and
                                       Principal Accounting Officer

Dated:  December 28, 1998

[FN]
NOTE 1: Prior to July 15, 1998, the Partnership had 799 holders of record. On July 15, 1998, the final distribution was made to the partners. The Partnership was terminated as of September 30, 1998.